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                                                                    EXHIBIT 99.1

BENTON OIL AND GAS COMPANY

                      BENTON TO REDEEM 11 5/8% SENIOR NOTES

     o   REDEEMING $108 MILLION ON MAY 1, 2002
     o   RECEIVED PORTION OF ARCTIC GAS SALE PROCEEDS

(For Immediate Release)

         HOUSTON, Texas (April 2, 2002) - Benton Oil and Gas Company (NYSE:BNO) today announced that notice has been sent to its 11 5/8% Senior Note holders that the Company intends to redeem all of the $108 million Senior Notes outstanding on May 1, 2002. The 11 5/8% Senior Notes were scheduled to mature May 1, 2003. Principal and interest has been deposited with the Trustee.

         The Company also announced it has received $120 million of the proceeds from the sale of Arctic Gas. Receipt of the remaining $70 million of the sale proceeds and repayment by Arctic Gas to Benton of a $30 million intercompany loan is expected to be completed by mid-April, as previously scheduled.

         Dr. Peter J. Hill, President and CEO, said, "This first stage of the Arctic Gas transaction removes entirely our near-term debt that has burdened the Company over the past few years. With our improved cost base as a platform, we can now more fully exploit our world class assets in Venezuela and Russia for cash and value growth, balanced with further debt reduction."

         Benton Oil and Gas Company, headquartered in Houston, Texas, is an independent oil and gas exploration and development company with principal operations in Venezuela and Russia.


CONTACT:
Steven W. Tholen
Senior Vice President, Chief Financial Officer
(281) 579-6700

Ken Dennard / kdennard@easterly.com
Lisa Elliott / lisae@easterly.com
Easterly Investor Relations
(713) 529-6600

This press release may contain "Forward-Looking Statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical facts included in this release may constitute forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from the Company's expectations due to changes in operating performance, project schedules, oil and gas demands and prices, and other technical and economic factors.
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